Exhibit 3

Comptroller of the Currency

Administrator of National Banks

Washington, DC 20219

CERTIFICATION OF FIDUCIARY POWERS

I, John Walsh, Acting Comptroller of the Currency, do hereby certify that:

1. The Office of the Comptroller of the Currency, pursuant to Revised Statutes 324, et seq, as amended, and 12 USC 1, et seq, as amended, has possession, custody, and control of all records pertaining to the chartering, regulation, and supervision of all national banking associations.

2. “Wells Fargo Bank, National Association,” Sioux Falls, South Dakota (Charter No. 1), was granted, under the hand and seal of the Comptroller, the right to act in all fiduciary capacities authorized under the provisions of the Act of Congress approved September 28, 1962, 76 Stat. 668, 12 USC 92a, and that the authority so granted remains in full force and effect on the date of this certificate.

IN TESTIMONY WHEREOF, today,

December 21, 2011, I have hereunto

subscribed my name and caused my seal of

office to be affixed to these presents at the

U.S. Department of the Treasury, in the City

of Washington, District of Columbia.

Acting Comptroller of the Currency